Exhibit 5.3

June 23, 2020

Bemis Company, Inc.
2301 Industrial Drive

Neenah, Wisconsin 54956

United States

Re:	Registration, offer and sale of €500,000,000 1.125% Senior Notes due 2027 by Amcor UK Finance PLC, guaranteed on a senior, unsecured basis by, among others, Bemis Company, Inc.

Ladies and Gentlemen:

We have acted in the limited capacity of special local counsel in Missouri to Bemis Company, Inc., a Missouri corporation (“Bemis”), in connection with certain legal matters with respect to the issuance and sale by Amcor UK Finance PLC, a company with limited liability incorporated under the laws of England and Wales (“Amcor UK”) of €500,000,000 aggregate principal amount of its 1.125% Guaranteed Senior Notes due 2027 (the “Notes”). We refer to the Registration Statement on Form S-3, File No. 333-239060-01 the (“Registration Statement”), filed by Bemis with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act and pursuant to which the Notes will be issued. The Notes will be issued under an Indenture dated as of June 23, 2020 (the “Indenture”), among Amcor UK, as issuer, Bemis, Amcor plc, a public limited company incorporated in Jersey, Channel Islands with limited liability (“Amcor plc”), Amcor Finance (USA), Inc., a corporation organized under the laws of Delaware (“Amcor Finance (USA)”), and Amcor Pty Ltd (ABN 62 000 017 372), a company with limited liability incorporated in the State of New South Wales, Australia (“Amcor Pty Ltd” and together with Bemis, Amcor plc and Amcor Finance (USA), the “Guarantors”), and Deutsche Bank Trust Company Americas, as trustee, and the Notes will be guaranteed on a senior, unsecured basis by each of the Guarantors (collectively, the “Transaction”).

In connection with this opinion we have examined copies of the following (collectively, the “Reviewed Documents”), executed where applicable:

a.	the Indenture;

b.	the Notes;

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June 23, 2020

c.	the Underwriting Agreement dated June 16, 2020 by and among Amcor UK, the Guarantors, and J.P. Morgan Securities plc, BNP Paribas, HSBC Bank plc, MUFG Securities (Europe) N.V., Citigroup Global Markets Limited, Merrill Lynch International and Wells Fargo Securities International Limited;

d.	the Preliminary Prospectus Supplement and Final Prospectus Supplement (in each case, to the Prospectus dated June 10, 2020);

e.	an executed copy of a certificate of Daniel Sula, Secretary of Bemis, dated the date hereof (the “Secretary’s Certificate”);

f.	copies of the Amended and Restated Articles of Incorporation of Bemis, as amended, as certified by the Secretary of Bemis, pursuant to the Secretary’s Certificate as being true, complete, and correct as of the date hereof (the “Articles”);

g.	a copy of the Amended and Restated Bylaws of Bemis in the form certified by the Secretary of Bemis pursuant to the Secretary’s Certificate as being true, complete, and correct as of the date hereof (the “Bylaws” and together with the Articles, the “Organizational Documents”);

h.	copy of the Certificate of Good Standing with respect to Bemis issued by the Secretary of State of the State of Missouri on June 22, 2020 (the “Good Standing Certificate”);

i.	a copy of the resolutions adopted by the Board of Directors of Bemis pursuant to a certain Unanimous Written Consent of the Board of Directors of Bemis, dated June 4, 2020 and a copy of the executed certificate of the Approving Officers of Bemis, dated June 23, 2020, in each case with respect to the Transaction, each in the form certified by the Secretary of Bemis pursuant to the Secretary’s Certificate as being true, complete, and correct as of the date hereof and as remaining in full force and effect and having not been rescinded, modified, or supplemented as of the date hereof, and a copy of the written representation of a duly authorized officer of Amcor plc with respect to the incumbency of the Approving Officers and Executing Officers, dated as of June 23, 2020 (collectively, the “Authorizing Resolutions”); and

j.	such other documents and certificates as we have deemed necessary or appropriate in rendering these opinions.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Bemis and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of Bemis and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination and for purposes of the opinions expressed below, we have assumed (a) the genuineness of all signatures and the completion of all deliveries not witnessed by us, (b) the legal capacity and competency of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, (e) the authenticity of the originals of such copies and (f) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by Bemis).

ARMSTRONG TEASDALE LLP

June 23, 2020

As to factual matters, we have relied upon the documents furnished to us, the certificates and other comparable documents of officers and representatives of Bemis and certificates of public officials, without independent verification of their accuracy.

Subject to the assumptions, limitations, and qualifications set forth herein, and further subject to any statement below that an opinion is based solely on a referenced document, as of the date hereof, it is our opinion that:

(1)           Based solely on the Articles, the Good Standing Certificate and the Secretary’s Certificate, Bemis is a corporation duly incorporated and validly existing under the laws of the State of Missouri and is in good standing with the Secretary of State of the State of Missouri;

(2)           Bemis has all requisite corporate power and authority to enter into and perform its obligations under the Indenture; and

(3)           Based solely on the Organizational Documents, the Secretary’s Certificate and the Authorizing Resolutions, Bemis has taken all necessary corporate action to authorize the entry into and performance by it of its obligations under the Indenture.

Our opinions set forth above are further subject to the following qualifications:

(A)          We assume, if and to the extent relevant to our opinions, that, and our opinions do not address whether, any agreement, document, or instrument, the terms thereof, or any party’s (including Bemis’) obligations thereunder are legal, valid, binding, and/or enforceable.

(B)           We express no opinion as to any party other than Bemis.

(C)           Our opinions are limited to the laws of the State of Missouri, and we express no opinion with respect to the laws of any other jurisdiction or as to any matters of county, municipal, city, township, or other local laws or the laws of any local agencies within any state (including, without limitation, the State of Missouri). We express no opinion as to any provisions purporting to indicate the state in which a document was executed. Our opinions do not relate to any statutes, rules, or regulations of the State of Missouri other than the Missouri statutes, rules and regulations that, in our experience, are normally applicable to transactions of similar type as the Transaction and to corporations doing business in the State of Missouri similar to that of Bemis. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Missouri, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

ARMSTRONG TEASDALE LLP

June 23, 2020

(D)          We express no opinion as to whether Bemis’ directors or officers have complied with their fiduciary duties in connection with their approval of the Indenture and the transactions contemplated thereby.

(E)           We express no opinion regarding any certificate, document, or agreement necessary to complete the Transaction, whether or not incorporated by reference therein or attached thereto.

(F)           We do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any document or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates.

(G)           We express no opinion as to any financial matters or the financial condition of Bemis or any other party. We express no opinion as to the effect of or compliance with any federal or state securities laws and "Blue Sky" laws.

The opinions expressed herein are given only as of the date of this opinion letter. We do not assume responsibility for updating this opinion letter as of any date subsequent to the date of this opinion letter, and assume no responsibility for advising you of (1) any changes with respect to any matters described in this opinion letter or (2) the discovery subsequent to the date of this opinion letter of factual information not previously known to us pertaining to the events occurring prior to the date of this opinion letter.

Our advice on each legal issue addressed in this opinion letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this opinion letter is not intended to guarantee the transactions contemplated in the Indenture or the outcome of any legal dispute which may arise in the future.

Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Armstrong Teasdale LLP

Armstrong Teasdale LLP

ARMSTRONG TEASDALE LLP